EXHIBIT 10.2

SHARE PURCHASE AGREEMENT

BETWEEN

SOUTHERN GRAPHIC SYSTEMS-CANADA, CO./SYSTEMES GRAPHIQUES SOUTHERN-CANADA, CO.

AND

JANKO HERAK

AND

ADRIANNE HERAK

AND

ADRIANNE HERAK TRUST

AND

C. J. K. PHOTO ENGRAVERS LIMITED

MADE AS OF

January 2, 2008

McCarthy Tétrault LLP

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	7
1.03	Extended Meanings	8
1.04	Statutory References	8
1.05	Accounting Principles	8
1.06	Currency	8
1.07	Schedules	8

ARTICLE 2 - SALE AND PURCHASE		9
2.01	Shares to be Sold and Purchased	9
2.02	Purchase Price	9
2.03	Working Capital Adjustment	10
2.04	Net Assets Adjustment	11
2.05	Payment of Purchase Price	11
2.06	Non-Compete Filing	12

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		12
3.01	Vendor’s Representations and Warranties	12
3.02	Purchaser’s Representations and Warranties	26

ARTICLE 4 - COVENANTS		27
4.01	Taxes	27
4.02	Covenants of the Vendors	27
4.03	Examination of Records and Assets	29
4.04	Covenants of the Purchaser	29

ARTICLE 5 - CONDITIONS AND TERMINATION		29
5.01	Conditions for the Benefit of the Purchaser	29
5.02	Conditions for the Benefit of the Vendors	32
5.03	Waiver of Condition	33
5.04	Termination	33
5.05	Effect of Termination	34

ARTICLE 6 - CLOSING ARRANGEMENTS		34
6.01	Closing	34
6.02	Deliveries and Confidentiality	34

ARTICLE 7 - INDEMNIFICATION		35
7.01	Survival	35
7.02	Indemnification by the Vendors	35
7.03	Indemnification by the Purchaser	37
7.04	Environmental Indemnity	38
7.05	Indemnification Claims	39
7.06	After Tax Basis	43

7.07	Adjustment to Purchase Price	43
7.08	Indemnification Claims	43

ARTICLE 8 - GENERAL		44
8.01	Tax Matters	44
8.02	Further Assurances	45
8.03	Time of the Essence	46
8.04	Fees and Commissions	46
8.05	Public Announcements	46
8.06	Benefit of the Agreement	46
8.07	Entire Agreement	46
8.08	Amendments and Waivers	46
8.09	Assignment	47
8.10	Notices	47
8.11	No Third Party Beneficiaries	48
8.12	Governing Law	48
8.13	Attornment	48
8.14	Counterparts	48
8.15	Facsimiles	49

- ii -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of January 2, 2008

BETWEEN

Southern Graphic Systems-Canada, Co./Systèmes Graphiques Southern-Canada, Co., a corporation incorporated under the laws of Nova Scotia (the “Purchaser”)

- and -

Janko Herak, of the City of Toronto in the Province of Ontario (“Janko”)

- and -

Adrianne Herak, of the City of Toronto in the Province of Ontario (“Adrianne”)

- and -

Adrianne Herak Trust, a trust established under the laws of the Province of Ontario (“Adrianne Trust”)

- and -

C. J. K. Photo Engravers Limited, a corporation incorporated under the laws of the Province of Ontario (“CJK”, and together with Janko, Adrianne and Adrianne Trust, the “Vendors”)

WHEREAS the Vendors are the beneficial and registered owner of the Shares;

AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1—INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“1043497” means 1043497 Ontario Limited.

“1043497 Shares” means all of the outstanding shares in the capital of 1043497.

“Accredited Investor” means an accredited investor within the meaning of National Instrument 45-106 Prospectus and Registration Exemptions.

“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referent person and, for purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Applicable Law” means

(i)	any applicable domestic law including any statute, subordinate legislation or treaty; and

(ii)	any applicable guideline, by-law, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority, in each case having the force of law, including common law.

“Benefit Plans” means every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by each of Tri-Ad, 1043497, Flex-Art or C&W for the benefit of any their employees, former employees or dependent or independent contractors, as applicable, or their respective dependants or beneficiaries, including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which Tri-Ad, 1043497, Flex-Art or C&W is obliged to contribute or comply including the Canada/Québec Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.

“Business” means the business currently carried on by 1043497, C&W, Flex-Art and Tri-Ad.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario.

“C&W” means Cooper & Williamson Inc.

“C&W Shares” means all of the outstanding shares of C&W.

“CJK Transactions” means the subscription by CJK for shares of 1043497 in exchange for the $7,872,000 promissory note dated May 31, 2004 issued by 1043497 to CJK.

“Claims” means all losses, damages, expenses, liabilities, claims and demands of whatever nature or kind including all reasonable legal fees (on a solicitor and his own client) and disbursements.

“Closing Date” means January 2, 2008 or such other date as may be agreed to in writing by the Vendors and the Purchaser.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act.

“Competition Act” means the Competition Act (Canada).

“Competition Act Compliance” means:

(i)	the issuance of an Advance Ruling Certificate;

(ii)	the Purchaser, 1043497 and C&W have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(iii)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act.

“CRA” means the Canada Revenue Agency.

“Defence Counsel” has the meaning set out in Section 7.04.

“Defence Notice” has the meaning set out in Section 7.04.

“Developers” has the meaning set out in Section 3.01(5)(e).

“Effective Time” means January 1, 2008 at 12:01 a.m.

“Environmental Law” means any Applicable Law relating to pollution, the protection of the environment or occupational health and safety, including Applicable Laws relating to the following (to the extent that they relate to the protection of the environment and/or occupational health and safety):

(i)	the generation, treatment, Release, disposal, storage, transportation, investigation, remediation, use of or exposure to Hazardous Substances;

(ii)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances; and

(iii)	the manufacture, processing, use, treatment, storage, disposal, transport, handling of Hazardous Substances.

“Environmental Liabilities” means all matters for which the Purchaser is entitled to be indemnified pursuant to Article 7, including any indemnification that the Purchaser would have received but for Sections 7.02 or 7.04.

“Estimated Net Assets” has the meaning set out in Section 2.04(1).

“Estimated Working Capital” has the meaning set out in Section 2.03(1).

“Financial Statements” means the compiled, combined balance sheets, statements of retained earnings, statements of income and statements of cash flows for Tri-Ad, C&W, Flex-Art and 1043497, each for the 12 month periods ended January 31, 2007 with respect to Flex-Art, September 30, 2007 with respect to 1043497 and C&W and May 31, 2007 with respect to Tri-Ad.

“Flex-Art” means Flex-Art Design Inc.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or person having jurisdiction in the relevant circumstances.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

“Indemnitee” has the meaning set out in Section 7.04.

“Indemnitor” has the meaning set out in Section 7.04.

“Intellectual Property” means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, and know-how.

“Inventories” means all inventories of the Corporation which are of merchantable quality and reasonably fit for the purpose intended including all finished goods, work in progress, raw materials and spare parts.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means that the Purchaser has been advised in writing that the Minister designated under the Investment Canada Act is satisfied, or the Minister is deemed to be satisfied, that the acquisition of the Shares contemplated by this Agreement is likely to be of net benefit to Canada.

“knowledge” means, with respect to the Vendors, the actual knowledge of Janko and Adrianne, after due inquiry by each of them of the appropriate directors and officers of 1043497, C&W, Flex-Art and Tri-Ad.

“Lands” means all freehold and leasehold property and interests therein described in Schedule 1.01A including all rights of way, licences or rights of occupation, easements or other similar rights of the Corporation in connection with such freehold and leasehold property.

“Lease” means the Industrial Lease between Lore Sales and Investments Ltd. and Purchaser entered into on the date hereof in respect of 2/10 Dorchester and 18 Dorchester and the Industrial Lease between Adrianne and Purchaser entered into on the date hereof in respect of 14 Dorchester.

“Licensed Intellectual Property” means all Intellectual Property other than shrink-wrap software that is used by Tri-Ad, 1043497, Flex-Art or C&W but owned by another party.

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with each of Tri-Ad, 1043497, Flex-Art or C&W or its respective business, any change, event, violation, inaccuracy, circumstance or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of Tri-Ad, 1043497, Flex-Art or C&W, taken as a whole, other than as a result of: (i) changes adversely affecting the Canadian and/or United States economy (so long as such person is not disproportionately affected thereby); (ii) changes adversely affecting the industry in which such person operates (so long as such person is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) changes in laws; or (v) acts of war and terrorism.

“Net Assets” means total assets minus total liabilities (it being acknowledged that the parties do not intend for the Purchaser to acquire any debt in the transactions contemplated by this Agreement other than intercompany debt (current and long term) between 1043497, Tri-Ad, Flex-Art and/or C&W or any ordinary course payables included in current liabilities).

“Net Assets Statement” has the meaning set out in Section 2.04(2).

“Non-Compete” means the agreement described in Section 5.01(l).

“Owned Intellectual Property” means all Intellectual Property that is owned by Tri-Ad, 1043497, Flex-Art or C&W.

“Owned Software” means all Software that is owned by Tri-Ad, 1043497, Flex-Art or C&W.

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any Governmental Authority under or pursuant to Applicable Laws.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Corporations including information regarding the Corporation’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Pre-Existing Liability” means all liabilities of 1043497, Tri-Ad, C&W and/or Flex-Art, known or unknown, actual, asserted or unasserted, based on or arising out of circumstances or events occurring on or before the Closing Date, except liabilities reflected (and then only to the extent reflected or reserved against) in the Financial Statements, or arising in the ordinary course of business after the date of the applicable Financial Statements or Environmental Liabilities.

“Privacy Laws” means all applicable federal and provincial laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

“Privacy Policies” means all privacy, data protection and similar policies adopted or used by the Corporation in respect of Personal Information, including any complaints process.

“Purchase Price” has the meaning set out in Section 2.02.

“Purchaser Indemnitees” has the meaning set out in Section 7.02(1).

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, dispensing or disposal.

“Shares” means the 1043497 Shares and the C&W Shares.

“Software” means all software relating to the Business including the computer programs known by the names as set out in Schedule 1.01, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Subsidiary” means, with respect to any person, any corporation or other person of which securities or other interests having the power to elect a majority of that corporation’s or other person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the referent person or one or more of its Subsidiaries; when used without reference to a particular person, “Subsidiary” means a Subsidiary of either of the Corporations.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority including: (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax; (ii) all withholdings on amounts paid to or by the relevant person; (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums; (iv) any fine, penalty, interest, or addition to tax; (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority.

“Taxation Authority” means any domestic or foreign government, agency or authority that is entitled to impose Taxes or to administer any applicable Tax legislation.

“Third Party Proceedings” has the meaning set out in Section 7.04.

“Toronto Lands” means the lands with the municipal addresses 2/10 Dorechester, 18 Dorechester and 14 Dorechester, each in Toronto, Ontario.

“Tri-Ad” means Tri-Ad Graphic Communications Ltd., a wholly-owned subsidiary of 1043497.

“Vendor Indemnitees” has the meaning set out in Section 7.03(1).

“Working Capital” means the current assets of 1043497, Tri-Ad, C&W and Flex-Art less the current liabilities of 1043497, Tri-Ad, C&W and Flex-Art, all calculated in accordance with generally accepted accounting principles consistently applied at the close of business as of the Closing Date (it being acknowledged that the parties do not intend for the Purchaser to acquire any debt in the transaction contemplated by this Agreement, other than intercompany debt (current and long-term) between 1043497, Tri-Ad, Flex-Art and/or C&W or any ordinary course payables included in current liabilities).

“Working Capital Statement” has the meaning set out in Section 2.03(2).

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than the Vendor, the Corporations and the Purchaser.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles or “GAAP”, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06	Currency

All references to currency herein are to lawful money of Canada.

1.07	Schedules

The following are the Schedules to this Agreement:

Schedule 2.02		Purchase Price Allocation
Schedule 2.06	—	Non-Compete Filing
Schedule 3.01(1)(c)	—	Share Terms
Schedule 3.01(2)(b)	—	Accrued, Contingent and Other Material Liabilities
Schedule 3.01(2)(e)	—	Director, Officer, Employee and Shareholder Indebtedness
Schedule 3.01(3)(a)	—	Permitted Encumbrances
Schedule 3.01(4)(a)	—	Contracts and Commitments
Schedule 3.01(4)(c)		Guarantees
Schedule 3.01(4)(d)		Real Property Leases
Schedule 3.01(4)(e)	—	Subsidiaries
Schedule 3.01(5)	—	Intellectual Property
Schedule 3.01(5)(i)	—	Exceptions to Intellectual Property
Schedule 3.01(5)(d)	—	Licenses to use Licensed Intellectual Property
Schedule 3.01(6)	—	Employment Disclosure

Schedule 3.01(7)(c)	—	Investigations Regarding Personal Information
Schedule 3.01(8)	—	Benefit Disclosure
Schedule 3.01(9)(a)	—	Restrictions on Uses of Leased Property
Schedule 3.01(9)(b)	—	Real Property
Schedule 3.01(9)(c)	—	Leases
Schedule 3.01(10)(a)	—	Exception to Compliance with Environmental Laws
Schedule 3.01(10)(b)	—	Environmental Permits
Schedule 3.01(10)(d)	—	Environmental Convictions
Schedule 3.01(10)(e)	—	Condition of Soil and Groundwater
Schedule 3.01(10)(g)	—	Environmental Reports
Schedule 3.01(11)(a)	—	Tax Matters
Schedule 3.01(12)(a)	—	Actions, Suits and Proceedings
Schedule 3.01(12)(b)	—	Compliance with Laws and Licenses
Schedule 3.01(12)(c)	—	Permits and Assets
Schedule 3.01(12)(d)	—	Insurance Policies
Schedule 3.01(12)(i)	—	Consents and Approvals
Schedule 3.01(12)(j)	—	Indebtedness of Tri-Ad, 1043497, Flex-Art and C&W
Schedule 3.01(12)(k)	—	Bank Accounts
Schedule 5.01(l)	—	Non-Compete
Schedule 5.01(m)	—	Consulting Agreement
Schedule 5.01(n)	—	New Leases
Schedule 5.01(o)	—	Purchaser Employment Agreements
Schedule 5.01(p)	—	Irrevocable Letter of Credit
Schedule 5.01(q)	—	Opinion of Vendors’ Counsel

The Parties agree that the Vendors may unilaterally amend any of the Schedules at any time prior to the Closing Date by providing a written copy of the applicable amended Schedule or Schedules together with a copy of such Schedule or Schedules marked to show the applicable amendments, in accordance with Section 8.10. In the event that the Vendors amend any Schedule, the Purchaser’s sole remedy will be to terminate this Agreement by providing written notice to the Vendors in accordance with Section 8.10; provided that there shall be no penalty, monetary or otherwise, imposed against the Purchaser for so terminating the Agreement. In the event that this Agreement is so terminated, all future obligations of the parties under this Agreement will terminate, except that the obligations under Section 8.04 will survive.

ARTICLE 2—SALE AND PURCHASE

2.01	Shares to be Sold and Purchased

Upon and subject to the terms and conditions hereof, the Vendors will sell the Shares to the Purchaser and the Purchaser will purchase the Shares from the Vendors, as of the Effective Time.

2.02	Purchase Price

The purchase price payable to the Vendors for the Shares (such amount being hereinafter referred to as the “Purchase Price”) will be $22,000,000, subject to adjustment as provided in Section 2.03, 2.04 and 2.05. The Purchase Price will be allocated in accordance with Schedule 2.02.

2.03	Working Capital Adjustment

(1) The Purchase Price has been determined on the basis that 1043497, Tri-Ad, C&W and Flex-Art together will have Working Capital of not less than $4,516,895 (the “Estimated Working Capital”) at the Effective Time, including not less than $1,300,000 in cash. The preceding sentence notwithstanding, Estimated Working Capital will be increased by the amount of any accruals for incentive compensation payable to Janko.

(2) Within 60 days after the Closing Date, the Vendors will prepare and deliver to the Purchaser an unaudited statement setting out (by separate line-item) the Working Capital for 1043497, Tri-Ad, C&W and Flex-Art as at the Effective Time (the “Working Capital Statement”) with the assets and liabilities included therein valued in accordance with generally accepted accounting principles. Inventories will be confirmed as at the close of business on the Closing Date by a physical stock-taking supervised jointly by representatives of the Vendors and representatives of the Purchaser. If requested by the Purchaser, the Vendors will permit the Purchaser and its auditors or other representatives to review the working papers and other documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the Working Capital Statement. The Purchaser will provide to the Vendors, or will allow the Vendors access to, the documentation and materials reasonably necessary or desirable to prepare the Working Capital Statement as soon as reasonably practicably upon request of the Vendor.

(3) If the Purchaser gives written notice to the Vendors that it disputes the Working Capital Statement within 30 days after the Working Capital Statement is given to the Purchaser and the parties cannot reach agreement on the Working Capital Statement within 30 days after such notice of dispute is given, the dispute will be referred for determination by arbitration to a senior audit partner at the Toronto office of an auditor that is reasonably acceptable to all parties chosen by the managing partner of such office. The determination by such arbitrator will be made within 20 Business Days of such referral and will be final and binding on both parties. The costs of the arbitrator will be borne equally by the Vendors and the Purchaser.

(4) If the Working Capital as determined by the parties or the arbitrator, as the case may be, exceeds the Estimated Working Capital, the Purchaser will pay the amount of the difference (less any shortfall in cash included in Working Capital below $1,300,000) to the Vendors by wire transfer of immediately available funds to an account specified by the Vendors within five Business Days after the determination and the Purchase Price will be adjusted accordingly. If the Working Capital as so determined is less than the Estimated Working Capital, the Vendors will pay the amount of the difference (plus any shortfall in cash included in Working Capital below $1,300,000) to the Purchaser by wire transfer of immediately available funds to an account specified by the Purchaser within five Business Days after the determination and the Purchase Price will be adjusted accordingly.

2.04	Net Assets Adjustment

(1) The Purchase Price has been determined on the basis that 1043497, Tri-Ad, C&W and Flex-Art together will have Net Assets of not less than $5,943,833 (the “Estimated Net Assets”) at the Effective Time. The preceding sentence notwithstanding, Estimated Net Assets will be increased by the amount of any accruals for incentive compensation payable to Janko.

(2) Within 60 days after the Closing Date, the Vendors will prepare and deliver to the Purchaser an unaudited statement setting out (by separate line-item) the Net Assets for 1043497, Tri-Ad, C&W and Flex-Art as at the Effective Time (the “Net Assets Statement”) with the assets and liabilities included therein valued in accordance with generally accepted accounting principles. Inventories will be confirmed as at the close of business on the Closing Date by a physical stock-taking supervised jointly by representatives of the Vendors and representatives of the Purchaser. If requested by the Purchaser, the Vendors will permit the Purchaser and its auditors or other representatives to review the working papers and other documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the Net Assets Statement. Purchaser will provide to the Vendors, or allow the Vendors access to, the documentation and materials reasonably necessary or desirable to prepare the Net Assets Statement as soon as reasonably practicably upon request of the Vendors.

(3) If the Purchaser gives written notice to the Vendors that it disputes the Net Assets Statement within 30 days after the Net Assets Statement is given to the Purchaser and the parties cannot reach agreement on the Net Assets Statement within 30 days after such notice of dispute is given, the dispute will be referred for determination by arbitration to a senior audit partner at the Toronto office of an auditor reasonably acceptable to all parties chosen by the managing partner of such office. The determination by such arbitrator will be made within 20 Business Days of such referral and will be final and binding on both parties. The costs of the arbitrator will be borne by the party losing the majority of the amount at issue in the arbitration.

(4) If the Net Assets as determined by the parties or the arbitrator, as the case may be, exceeds the Estimated Net Assets, the Purchaser will pay the amount of the difference to the Vendors by wire transfer of immediately available funds to an account specified by the Vendors within five Business Days after the determination and the Purchase Price will be adjusted accordingly. If the Net Assets as so determined are less than the Estimated Net Assets, the Vendors will pay the amount of the difference to the Purchaser by wire transfer of immediately available funds to an account specified by the Purchaser within five Business Days after the determination and the Purchase Price will be adjusted accordingly.

2.05	Payment of Purchase Price

The Purchase Price will be payable as follows:

(a)	as to $7,872,000 by the delivery to CJK at the Time of Closing of a certified cheque or bank draft payable at par in Toronto or by wire transfer at the Time of Closing of immediately available funds to an account specified by CJK; and

(b)	as to $14,128,000 to the Vendors other than CJK at the Time of Closing of a certified cheque or bank draft payable at par in Toronto or by wire transfer at the Time of Closing of immediately available funds to an account specified by the other Vendors.

2.06	Non-Compete Filing

The Vendors and the Purchaser will, subject to Applicable Law and administrative practice, execute and file on a timely basis and in the required manner and using a form reasonably acceptable to their respective counsel, and on the prescribed form (if and when available), an election to have proposed paragraph 56.4(3)(c) of the Tax Act (or such similar provision as is or may be enacted) apply to the amount of the consideration attributable to the Non-Compete set out in Schedule 2.06 and the Vendors and the Purchaser will prepare their respective Tax Returns consistent with such joint election. If the Purchaser and the Vendors subsequently mutually determine, or any Taxation Authority having jurisdiction alleges, that the consideration paid to the Vendors that can reasonably be regarded as attributable to such Non-Compete is not the amount allocated by the parties in Schedule 2.06, after consultation with such Taxation Authority, the consideration attributable to the Non-Compete will be adjusted as between the consideration for the Shares and the Non-Compete (the “Reallocation”). Thereafter, the consideration paid to the Vendors for the Shares and the consideration paid to the Vendors for the Non-Compete will be deemed to be and always to have been the corresponding amounts under the Reallocation and the Vendors and the Purchaser will amend their elections or make such further elections as may be necessary. The Vendors and the Purchaser will make any required elections under corresponding provincial or territorial law and the foregoing provisions will apply mutatis mutandis in respect thereof.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES

3.01	Vendor’s Representations and Warranties

Each of the Vendors represents and warrants to the Purchaser that:

(1)	Corporate

(a)	Each of Tri-Ad, 1043497, Flex-Art and C&W is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and Taxation laws or any other Applicable Laws, except where individually or in the aggregate, the failure to make such filings would not result in a Material Adverse Effect.

(b)

(i)	The authorized capital of 1043497 consists of an unlimited number of class A special shares, an unlimited number of class B special shares, an unlimited number of class C special shares, an unlimited number of class A common shares and an unlimited number of class B common shares, of which, of which 1,000,000 class A special shares, 1,000,000 class B special shares, 7,872,000 class C special shares, 1,000 class A common shares and no class B common shares have been validly issued and are outstanding as fully paid and non-assessable.

(ii)	The authorized capital of C&W consists of an unlimited number of common shares and 50,000 class A shares of which 6,000 common shares and no class A shares have been validly issued and are outstanding as fully paid and non-assessable.

(iii)	The authorized capital of Flex-Art consists of an unlimited number of class “A”, “B”, “C”, “D”, “E”, “F”, “G”, “H”, “I”, “J” and “K” shares of which 100 class “A” shares, 3,734 class “F” shares and 125 class “J” shares and no class “B”, “C”, “D”, “E”, “G”, “H” “I” and “K” have been validly issued and are outstanding as fully paid and non-assessable.

(iv)	The authorized capital of Tri-Ad consists of an unlimited number of common shares of which three have been validly issued and are outstanding as fully paid and non-assessable.

(c)	The rights, privileges, restrictions and conditions attached to: (i) the class A special shares, class B special shares, class C special shares, class A common shares and class B common shares of 1043497; (ii) the common shares and the class A shares of C&W; (iii) the common shares of Flex-Art; and (iv) the common shares of Tri-Ad are as set out in Schedule 3.01(1)(c).

(d)	Janko is the beneficial and registered owner of 1,000,000 class A special shares and 1,000,000 class B special shares, Adrianne Herak Trust is the beneficial and registered owner of 1,000 class A common shares and CJK is the beneficial and registered owner of 7,872,000 class C special shares, at the Time of Closing, the 1043497 Shares will be free and clear of all liens, charges, encumbrances and any other rights of others. 1043497 has no assets, liabilities or investments other than its ownership interest in Tri-Ad.

(e)	Adrianne is the beneficial and registered owner of the C&W Shares free and clear of all liens, charges, encumbrances and any other rights of others. C&W has no Subsidiaries and no ownership interest in any other Person.

(f)	All of the issued and outstanding shares of Tri-Ad are owned by 1043497, free and clear of all liens, charges, encumbrances and any other rights of others. Tri-Ad has no Subsidiaries and no ownership interest in any other Person other than Flex-Art.

(g)	All of the issued and outstanding shares of Flex-Art are owned by Tri-Ad, and, at the Time of Closing, such shares will be free and clear of all liens, charges, encumbrances and any other rights of others. Flex-Art has no Subsidiaries and no ownership interest in any other Person.

(h)	Adrianne Trust is a trust established and existing under the laws of the Province of Ontario, and has taken all action required to enter into, execute and deliver this Agreement and to authorize the completion of the transactions contemplated hereby.

(i)	CJK is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario and has taken all action required to enter into, execute and deliver this Agreement and to authorize the completion of the transactions contemplated hereby.

(j)	Each of the Vendors has the power, authority and right to enter into and deliver this Agreement and, on the Closing Date, to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others.

(k)	This Agreement constitutes a valid and legally binding obligation of each of the Vendors, enforceable against them in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(l)	There is no contract, option, warrant or any other right of another binding upon or which at any time in the future may become binding upon:

(i)	either of the Vendors to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement;

(ii)	Tri-Ad, 1043497, Flex-Art or C&W to allot or issue any of the unissued shares of such Corporation or to create any additional class of shares; or

(iii)	Tri-Ad, 1043497, Flex-Art or C&W to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of such Corporation other than pursuant to purchase orders accepted by it in the usual and ordinary course of business.

(m)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of Tri-Ad, 1043497, Flex-Art or C&W;

(ii)	any agreement or other instrument to which the Vendors, Tri-Ad, 1043497, Flex-Art or C&W is a party or by which the Vendors, Tri-Ad, 1043497, Flex-Art or C&W is bound; or

(iii)	any Applicable Law binding on or applicable to the Vendors, Tri-Ad, 1043497, Flex-Art or C&W.

(2)	Financial

(a)	The books and records of each of Tri-Ad, 1043497, Flex-Art and C&W present fairly and disclose in all material respects the financial position of each of them, and all material financial transactions of each of them have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.

(b)	None of Tri-Ad, 1043497, Flex-Art or C&W has any accrued, contingent or other material liabilities except for: (i) liabilities set out or reflected in the Financial Statements; (ii) normal liabilities that have been incurred by it since the date of the applicable Financial Statements in the ordinary course of business and consistent with past practices; and (iii) liabilities described in Schedule 3.01(2)(b). For the avoidance of any doubt, any incurrence of indebtedness shall not be considered to be in the ordinary course of business.

(c)	Since the date of the applicable Financial Statements the businesses of Tri-Ad, 1043497, Flex-Art and C&W have been carried on in their usual and ordinary course and none of them has entered into any transaction out of the usual and ordinary course of business. For the avoidance of any doubt, any incurrence of indebtedness shall not be considered to be in the ordinary course of business.

(d)	Except as disclosed in Schedule 3.01(2)(d), since the date of the applicable Financial Statements there has been no Material Adverse Change in Tri-Ad, 1043497, Flex-Art or C&W.

(e)	At the Time of Closing, no current or former director, officer, shareholder or employee of Tri-Ad, 1043497, Flex-Art or C&W or any person not dealing at arm’s length within the meaning of the Tax Act with any such person or with Tri-Ad, 1043497, Flex-Art or C&W is indebted to Tri-Ad, 1043497, Flex-Art or C&W, respectively, nor is Tri-Ad, 1043497, Flex-Art of C&W indebted to any such person, except for ordinary unpaid employment related amounts or such indebtedness as is disclosed in Schedule 3.01(2)(e).

(3)	Condition of Assets

(a)	Each of Tri-Ad, 1043497, Flex-Art and C&W is the owner, with good title to all assets owned by it, of all assets owned by it and shown or reflected on the applicable balance sheet (except for assets disposed of in the usual and ordinary course since the date of the applicable Financial Statements or acquired since the date of the applicable Financial Statements) including the Owned Intellectual Property, free and clear of all liens, charges, encumbrances and any other rights of others other than those set out in Schedule 3.01(3)(a) or as otherwise disclosed herein.

(b)	The accounts receivable of each of Tri-Ad, 1043497, Flex-Art and C&W are good accounts receivable collectible within 90 days, subject to an allowance for doubtful accounts that is calculated in accordance with generally accepted accounting principles and in accordance with past practice and are not subject to any defence, counterclaim or set-off.

(c)	All machinery and equipment owned or used by Tri-Ad, 1043497, Flex-Art and C&W have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age and except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(d)	All of the Inventories are of merchantable quality and reasonably fit for their usual purpose.

(e)	There are no outstanding orders, notices or similar requirements relating to Tri-Ad, 1043497, Flex-Art or C&W issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(f)	Except as set out in Schedule 3.01(3)(f), no single capital expenditure in excess of $250,000 or capital expenditures in the aggregate in excess of $250,000 have been made or authorized by any of Tri-Ad, 1043497, Flex-Art or C&W since the date of the applicable Financial Statements.

(g)	No dividends have been declared or paid on or in respect of the Shares or the shares of Tri-Ad, 1043497, Flex-Art or C&W and no other distribution on any of its securities or shares has been declared or made by Tri-Ad, 1043497, Flex-Art or C&W since the date of the applicable Financial Statements and all dividends which to the date hereof have been declared or paid by Tri-Ad, 1043497, Flex-Art or C&W have been duly and validly declared or paid.

(4)	Contracts and Commitments

(a)	None of Tri-Ad, 1043497, Flex-Art or C&W is a party to any contract or commitment outside the usual and ordinary course of business that extends for a period of time longer than three months or involving expenditures by it in the aggregate in excess of $25,000, except such contracts or commitments as are listed in Schedule 3.01(4)(a).

(b)	None of Tri-Ad, 1043497, Flex-Art or C&W is in default or breach of any contract or commitment to which it is a party and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach, and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and Tri-Ad, 1043497 or C&W, as applicable, is entitled to all benefits thereunder.

(c)	Except as disclosed in Schedule 3.01(4)(c), none of Tri-Ad, 1043497, Flex-Art or C&W is a party to or bound by any guarantee, indemnification, surety or similar obligation.

(d)	Except as disclosed in Schedule 3.01(4)(d), none of Tri-Ad, 1043497, Flex-Art or C&W is a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee.

(e)	Except for Tri-Ad in the case of 1043497 and as set forth on Schedule 3.01(4)(e), none of Tri-Ad, 1043497, Flex-Art or C&W has any subsidiaries or any agreements, options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets other than, in the latter case, those assets that are to be used in the usual and ordinary course of business.

(f)	There is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Tri-Ad, 1043497, Flex-Art or C&W of its business or any of its assets other than in the usual and ordinary course of business.

(5)	Intellectual Property

(a)	Set forth in Schedule 3.01(5) is a list of all domestic and foreign: (i) issued patents and pending patent applications; (ii) trademark and service mark registrations and applications for registration thereof; (iii) copyright registrations and applications for registration thereof; and (iv) material unregistered trademarks and service marks, in each case that are owned by Tri-Ad, 1043497, Flex-Art or C&W (the “Scheduled Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date. Tri-Ad, 1043497, Flex-Art or C&W, as the case may be, owns or has a valid right to use all Intellectual Property that is used, or held for use, in the conduct of its Business. With respect to each item of Scheduled Intellectual Property, except as set forth in Schedule 3.01(5)(i) each of Tri-Ad, 1043497, Flex-Art or C&W, as the case may be: (i) is the sole owner and possesses all right, title, and interest in and to the item; (ii) such person has not granted to any person (other than Tri-Ad, 1043497, Flex-Art and/or C&W) any license, option or other rights in or to such item; and (iii) such person has not received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the legality, validity, enforceability, registrations, use, or ownership of the item.

(b)	No person has submitted a claim, demand or other notice in writing to any of Tri-Ad, 1043497, Flex-Art or C&W, as the case may be, that the conduct of the latter is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by such person and, except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Tri-Ad, 1043497, Flex-Art or C&W is infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any person.

(c)	Except as would not, individually or in the aggregate, have a Material Adverse Effect, during the past two years (or earlier, if not resolved) no person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of Tri-Ad, 1043497, Flex-Art or C&W.

(d)	Except as set out in Schedule 3.01(5)(d), there is no Licensed Intellectual Property used in the Business.

(e)	To the knowledge of the Vendors, there are no actions, suits or claims pending or threatened that claim that the Owned Software violates the intellectual property rights of any third party.

(6)	Employees

(a)	Schedule 3.01(6) sets forth a complete and accurate list of the directors, officers, employees, consultants and independent contractors of Tri-Ad, 1043497, Flex-Art or C&W, including:

(i)	their position/title;

(ii)	their status (i.e., full time, part time, temporary, casual, seasonal, co-op student);

(iii)	their age;

(iv)	their total length of employment including any employment with any predecessor company or companies that would affect calculation of years of service for any purpose; and

(v)	whether any employees are on any approved or statutory leave of absence, and, if so, the reason for such absence and the expected date of return.

(b)	The Vendors have provided the Purchaser with a copy of each material employment, consulting or independent contractor agreement relating to Tri-Ad, 1043497, Flex-Art or C&W.

(c)	Tri-Ad, 1043497, Flex-Art and C&W are and have been operated in all material respects in compliance with all Applicable Law relating to employees, consultants and independent contractors.

(d)	There is no proceeding, action, suit or claim pending or threatened involving any employees, consultant or independent contractor of Tri-Ad, 1043497, Flex-Art or C&W.

(e)	None of Tri-Ad, 1043497, Flex-Art or C&W is a party, either directly, voluntarily or by operation of law, to any collective agreement, letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any employees of Tri-Ad, 1043497, Flex-Art or C&W.

(f)

There are no outstanding or, to the knowledge of the Vendor, threatened unfair labour practices, complaints or applications for certification or to be declared as a related or successor employer of any kind, including any proceedings which would result in certification of a trade union as bargaining agent for employees of Tri-Ad, 1043497, Flex-Art or C&W, and there have not been any such proceedings within the last three years.

(g)	All vacation pay for employees of Tri-Ad, 1043497, Flex-Art and C&W is properly reflected and accrued in the books and accounts of Tri-Ad, 1043497, Flex-Art or C&W, as applicable.

(h)	To the knowledge of the Vendors, there are no threatened or apparent union organizing activities involving any employees of Tri-Ad, 1043497, Flex-Art or C&W.

(i)	None of Tri-Ad, 1043497, Flex-Art or C&W has any labour problems that might materially affect the value of Tri-Ad, 1043497, Flex-Art or C&W or lead to any interruption of any of their operations at any location.

(7)	Privacy Laws

(a)	Despite any other provision in this Agreement, the Vendors make no representations and warranties in respect of Personal Information or compliance with Privacy Laws except as set forth in this Section 3.01(7)(a). The representations and warranties contained in Section 3.01(11)(b) also apply with reference to the compliance of Tri-Ad, 1043497, Flex-Art or C&W Privacy Laws. Each of Tri-Ad, 1043497, Flex-Art or C&W have a written privacy policy and code of practice and procedure that complies with all applicable Privacy Laws that govern the collection, use and disclosure of Personal Information or, if required under applicable Privacy Laws, information about entities other than identifiable individuals. To the knowledge of the Vendors, Tri-Ad, 1043497, Flex-Art or C&W are in material compliance with their privacy policies, which all comply with all applicable Privacy Laws.

(b)	There are no restrictions on the collection, use, disclosure and retention of the Personal Information by Tri-Ad, 1043497, Flex-Art or C&W except as provided by Privacy Laws and the Privacy Policies of Tri-Ad, 1043497, Flex-Art or C&W, as applicable.

(c)	There are no investigations, inquiries, actions, suits, claims, demands or proceedings, whether statutory or otherwise, pending, ongoing, or to the Vendors’ knowledge, threatened, with respect to the collection, use, disclosure or retention of the Personal Information by Tri-Ad, 1043497, Flex-Art or C&W.

(d)	No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring Tri-Ad, 1043497, Flex-Art or C&W to take (or to refrain from taking) any action with respect to the Personal Information.

(8)	Benefit Plans

(a)	Schedule 3.01(8) sets forth a complete and accurate list of all Benefit Plans.

(b)	Except as set out in Schedule 3.01(8):

(i)	The Vendors have provided the Purchaser with a copy of each Benefit Plan, funding agreements and service provider contracts or other contracts in respect of the Benefit Plan in respect of which Tri-Ad, 1043497, Flex-Art or C&W may have liability, and any other material document that supports each Benefit Plan, and no promises or commitments have been made by Tri-Ad, 1043497, Flex-Art or C&W to amend any Benefit Plan.

(ii)	All Benefit Plans have been established, registered and qualified, and are and have been administered, funded and invested in all material respects in accordance with the terms of such Benefit Plans and all Applicable Laws.

(iii)	To the knowledge of the Vendors, no event has occurred respecting any Benefit Plan which would: (A) result in the revocation of the registration of the Benefit Plan; (B) entitle any person (without consent of Tri-Ad, 1043497, Flex-Art or C&W) to wind up or terminate the Benefit Plan, in whole or in part; (C) result in the Benefit Plan being placed under the administration of any trustee or any regulatory authority; (D) result in the Benefit Plan being required to pay any material Taxes (except in the ordinary course of business) or penalties under any Applicable Law; or (E) otherwise reasonably be expected to adversely affect the tax status of the Benefit Plan.

(iv)	None of the Benefit Plans provide for benefit increases, or the acceleration of vesting or funding obligations or an increase thereof that are contingent upon, or will be triggered by, the completion of the transactions contemplated herein.

(v)	There are no unfunded liabilities in respect of any Benefit Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(vi)	None of the Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(vii)	There is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Benefit Plan or its assets.

(viii)	None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(9)	Realty

(a)	Except as disclosed in Schedule 3.01(9)(a), the operations of Tri-Ad, 1043497, Flex-Art and C&W from the Lands are not subject to any restriction or limitation and are not in contravention of any Applicable Law.

(b)	Except as set forth in Schedule 3.01(9)(b), none of Tri-Ad, 1043497, Flex-Art or C&W beneficially or legally own an interest in any freehold or leasehold property.

(c)	Except as set forth in Schedule 3.01(9)(c), none of Tri-Ad, 1043497, Flex-Art or C&W is a party to any other offer to lease, lease or agreement to lease for real property.

(d)	The Lands are serviced by all private and public utility services that are necessary for the operations of Tri-Ad, 1043497, Flex-Art and C&W on the Lands.

(10)	Environmental

(a)	Except as disclosed in Schedule 3.01(10)(a), each of the businesses of Tri-Ad, 1043497, Flex-Art and C&W, as carried on by them, and each of their assets are in compliance in all material respects with all Environmental Laws;

(b)	Schedule 3.01(10)(b) contains a complete list of all environmental Permits used in or required to carry on the businesses of Tri-Ad, 1043497, Flex-Art and C&W in their usual and ordinary course and such environmental Permits are in full force and effect, unless otherwise indicated in Schedule 3.01(10)(b).

(c)	None of the Lands has been used by Tri-Ad, 1043497, Flex-Art or C&W for or to the Vendors’ knowledge has been designated as a waste disposal site.

(d)	Except as disclosed in Schedule 3.01(10)(d), none of Tri-Ad, 1043497, Flex-Art or C&W has been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction in connection therewith.

(e)	Except as disclosed in Schedule 3.01(10)(e), to the Vendors’ knowledge, there are no matters that relate to the condition of the soil or the groundwater that would have a Material Adverse Effect on Tri-Ad, 1043497, Flex-Art or C&W (whether at, on or below the Lands or any adjoining properties).

(f)	None of Tri-Ad, 1043497, Flex-Art or C&W has received written notice that it or its predecessor companies are actually or potentially responsible for any remedial action under any Environmental Law;

(g)	Tri-Ad, 1043497, Flex-Art and C&W have provided the Purchaser with copies of all environmental assessments or audits relating to Tri-Ad, 1043497, Flex-Art and C&W that were obtained by, or are in their possession or control, all as set forth on Schedule 3.01(10)(g);

(h)	The Vendor has removed the underground storage tank on the north side of the Evolution Design Works building in compliance with Applicable Laws; and

(i)	Except for the representations and warranties contained in Section 3.01(12)(a) and (i) which are applicable to environmental matters, all representations and warranties by the Vendors relating to Environmental Law and other environmental matters are contained in this Section 3.01(10).

(11)	Taxes

(a)	Except as set out in Schedule 3.01(11)(a):

(i)	Tri-Ad, 1043497, Flex-Art and C&W have filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Return, which were required to be filed by it with any Taxation Authority prior to the date hereof. All Tax Returns filed by Tri-Ad, 104349, Flex-Art and C&W are accurate and complete in all respects;

(ii)	Tri-Ad, 1043497, Flex-Art and C&W have withheld any Taxes that are required by Applicable Law to be withheld and have timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Taxation Authority;

(iii)	Tri-Ad, 1043497, Flex-Art and C&W have paid all Taxes, including any amount due on or before the Closing Date, including instalments or prepayments of Taxes, which are required to have been paid to any Taxation Authority pursuant to Applicable Law, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against any of them by any Taxation Authority. None of Tri-Ad, 1043497, Flex-Art or C&W has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business. Other than Taxes provided for in the applicable balance sheet, none of Tri-Ad, 1043497, Flex-Art or C&W has any liability or obligation in respect of any Taxes for any Taxable periods ending on or before the Closing Date, and where no Taxable period ends or is deemed to end on or immediately prior to the Closing Date, no liability or obligation for Taxes in respect of any time or event prior to the Closing Date;

(iv)	there are no liens, charges, encumbrances or any rights of others on any of the assets of Tri-Ad, 1043497, Flex-Art and C&W that arose in connection with any failure (or alleged failure) to pay any Tax when due;

(v)	none of Tri-Ad, 1043497, Flex-Art or C&W has any outstanding assessments for Taxes, and the Vendors have no knowledge of any threatened or potential assessment or other proceedings, negotiations or investigations in respect of Taxes, against 1043497, Tri-Ad, Flex-Art or C&W;

(vi)	none of Tri-Ad, 1043497, Flex-Art or C&W is a party to any agreement, waiver or arrangement with any Taxation Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment;

(vii)	no facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to Tri-Ad, 1043497, Flex-Art or C&W;

(viii)	None of Tri-Ad, 1043497, Flex-Art or C&W is subject to liability for Taxes of any other person. None of Tri-Ad, 1043497, Flex-Art or C&W has acquired property from any person in circumstances where it did or could become liable for any Taxes of such person. The value of the consideration paid or received by each of Tri-Ad, 1043497, Flex-Art and C&W for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom it was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. None of Tri-Ad, 1043497, Flex-Art or C&W has entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such person;

(ix)	None of Tri-Ad, 1043497, Flex-Art or C&W has ever been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Taxation Authority outside Canada. No claim has ever been made by a Taxation Authority in a jurisdiction where each of Tri-Ad, 1043497, Flex-Art and C&W does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(x)	Each of Tri-Ad, 1043497, Flex-Art and C&W is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with Applicable Law. Each of Tri-Ad, 1043497, Flex-Art and C&W has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST, Quebec Sales Tax and provincial sales tax or harmonized tax legislation;

(xi)	Except for reserves pertaining to SRED tax credits and fees related thereto, none of Tri-Ad, 1043497, Flex-Art or C&W has claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent Taxation year ending prior to the date hereof;

(xii)	None of Tri-Ad, 1043497, Flex-Art or C&W has made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision;

(xiii)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by each of Tri-Ad, 1043497, Flex-Art and C&W with respect to all material transactions between either of them and any non-resident person with whom it was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 1998 and ending on or before the Closing Date;

(xiv)	No elections, designations or similar filings relating to Taxes have been prepared by Tri-Ad, 1043497, Flex-Art or C&W for the period from the date of the applicable Financial Statements to the Closing Date; and

(xv)	The Purchaser has been provided with copies of all Tax Returns and all communications relating to the Taxes of Tri-Ad, 1043497, Flex-Art and C&W for taxation years ended after June 1, 2003; and

(b)	Each of the Vendors is not a non-resident of Canada or a partnership other than a Canadian Partnership within the meaning of section 116 of the Tax Act.

(12)	General

(a)	There are no actions, suits or proceedings (whether or not purportedly on behalf of Tri-Ad, 1043497, Flex-Art or C&W):

(i)	pending or to the knowledge of the Vendors threatened against or adversely affecting, or which could adversely affect, Tri-Ad, 1043497, Flex-Art or C&W or any of their assets; or

(ii)	before or by any Governmental Authority,

except such actions, suits or proceedings as are disclosed in Schedule 3.01(12)(a).

(b)

Except as set forth in Schedule 3.01(12)(b), Tri-Ad, 1043497, Flex-Art and C&W are conducting their respective businesses in compliance with all Applicable Laws except where the failure to so comply would not individually or in the aggregate result in a Material Adverse Effect and are duly licensed, registered or qualified in all jurisdictions in which they carry on their businesses to enable them to be carried on as now conducted and their assets to be owned, leased and operated, except where the failure to be so licensed, registered or qualified would not individually or in the aggregate result in a Material Adverse Effect and all such licences, registrations and qualifications are valid and subsisting and in good standing except where the failure to be so valid, subsisting and in good standing would not individually or in the aggregate result in a Material Adverse Effect and none of the same contains any term, provision, condition or limitation that has or may have an adverse effect on the operation of its business or which may be affected by the completion of the transactions contemplated hereby.

(c)	Attached as Schedule 3.01(12)(c) is a true and complete list of all Permits necessary or required to enable the businesses of each of Tri-Ad, 1043497, Flex-Art and C&W to be carried on as now conducted and its assets to be owned, leased and operated.

(d)	Attached as Schedule 3.01(12)(d) is a true and complete list of all insurance policies maintained by each of Tri-Ad, 1043497, Flex-Art and C&W that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder.

(e)	Assuming that the Closing Date is the date of this Agreement, the aggregate value of all assets in Canada of Tri-Ad, 1043497, Flex-Art and C&W and corporations controlled by Tri-Ad, 1043497, Flex-Art or C&W or the annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, $50 million as determined pursuant to subsection 110(3) of the Competition Act and Tri-Ad, 1043497, Flex-Art and C&W together with their affiliates (as defined in the Competition Act) do not have assets in Canada that exceed $50 million or annual gross revenues from sales in, from and into Canada that exceed $50 million, in either case, as determined pursuant to section 109 of the Competition Act, provided that, for the purposes of Section 5.01(a), the assumption that the Closing Date is the date of this Agreement will not apply.

(f)	Each of the Vendors is a WTO investor within the meaning of the Investment Canada Act.

(g)	The assets owned or leased by Tri-Ad, 1043497, Flex-Art and C&W are adequate to permit the conduct of the companies’ business as it is currently being conducted and to sustain operations at their current levels.

(h)	Except as set out in Schedule 3.01(4)(a), since the date of the applicable Financial Statements, none of Tri-Ad, 1043497, Flex-Art or C&W has entered into or terminated any material contract or made any material amendment thereto.

(i)	Except as set forth on Schedule 3.01(12)(i) neither the execution and delivery of this Agreement by the Vendors nor the consummation of the transactions contemplated hereby will require any consent, authorization or approval of any third party or Governmental Authority.

(j)	Schedule 3.01(12)(j) sets forth a complete and correct summary of the indebtedness of each of Tri-Ad, 1043497, Flex-Art and C&W for borrowed money (including any guarantees thereof, any capital lease or any other contingent obligation with respect thereto) and of any indebtedness owed to them by their directors, officers, shareholders and employees and persons controlled (directly or indirectly) by the Vendors.

(k)	Schedule 3.01(12)(k) sets forth a list of each bank and its address and telephone number in which each of Tri-Ad, 1043497, Flex-Art or C&W have an account (including the account numbers) or safe deposit box or lock box and the names of the persons currently authorized to draw thereon or to have access thereto.

3.02	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendors that:

(a)	The Purchaser is an unlimited liability corporation duly incorporated, organized and subsisting under the laws of Nova Scotia.

(b)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder.

(c)	This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

(i)	any of the provisions of the constating documents or by-laws of the Purchaser;

(ii)	any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	any Applicable Law binding on or applicable to the Purchaser.

(e)	Assuming that the Closing Date is the date of this Agreement, the Purchaser together with its affiliates (as defined in the Competition Act) does not have assets in Canada that exceed $350 million or annual gross revenues from sales in, from or into Canada that exceed $350 million, in either case, as determined pursuant to section 109 of the Competition Act, provided that, for the purposes of Section 5.02(a), the assumption that the Closing Date is the date of this Agreement will not apply.

(f)	The Purchaser is a Canadian within the meaning of the Investment Canada Act.

(g)	The Purchaser is an Accredited Investor.

ARTICLE 4—COVENANTS

4.01	Taxes

(1) The Purchaser does not assume and will not be liable for any Taxes which may be or become payable by the Vendors including any Taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares herein contemplated, and the Vendors will indemnify and save harmless the Purchaser and the directors, officers, employees and agents of the Purchaser from and against all such Taxes.

(2) Tri-Ad, 1043497, Flex-Art and C&W will, from the date hereof until the Closing Date, withhold, any Taxes that are required by Applicable Law to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Taxation Authority.

(3) Tri-Ad, 1043497, Flex-Art and C&W will, from the date hereof until the Closing Date, pay all Taxes, including any amount due on or before the Closing Date, including instalments or prepayments of Taxes, which are required to have been paid to any Taxation Authority pursuant to Applicable Law.

4.02	Covenants of the Vendors

(1) Except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser, from the date of this Agreement until Closing, the Vendors will ensure that Tri-Ad, 1043497, Flex-Art and C&W will:

(a)	carry on their businesses in the usual and ordinary course, consistent with past practice provided all acts and proceedings taken by them in the management and operation of their businesses involving a commitment in excess of $100,000 and/or any payment in excess of $50,000 (other than a payment of Taxes) made by either of them will be subject to the prior approval of the Purchaser, which approval will not be unreasonably withheld;

(b)	use all reasonable commercial efforts to preserve intact their businesses, organization and goodwill, to keep available the employees of their businesses as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

(c)	use all reasonable commercial efforts to cause its current insurance policies not to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such terminations, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, and where possible, for substantially similar premiums, are in full force and effect;

(d)

promptly advise the Purchaser in writing of any Material Adverse Change in Tri-Ad, 1043497, Flex-Art or C&W (other than any change in the markets or prices for the principal products of either of them) or of any facts that come to their attention which would cause any of the Vendor’s representations and warranties herein contained to be untrue in any material respect; and

(e)	maintain the books, records and accounts of Tri-Ad, 1043497, Flex-Art and C&W in the usual and ordinary course, consistent with past practice and record all transactions on a basis consistent with that practice.

(2) Except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser, from the date of this Agreement until Closing, the Vendors will ensure that Tri-Ad, 1043497, Flex-Art and C&W will not:

(a)	make any change to the articles of incorporation or by-laws of Tri-Ad, 1043497, Flex-Art or C&W;

(b)	issue or sell, or grant options, warrants or rights to purchase or to subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital stock or securities convertible into capital stock, or make any change in its capital stock;

(c)	make any declaration or payment of any dividend or other distribution in respect of capital stock or redemption, purchase or other acquisition of its capital stock;

(d)	incur any obligation or liability other than in the ordinary course of business; provided that any incurrence of indebtedness or entering into of guarantees shall not be in the ordinary course of business;

(e)	mortgage, pledge or otherwise encumber any of the assets of Tri-Ad, 1043497, Flex-Art or C&W, except for the permitted encumbrances set forth on Schedule 3.01(3)(a);

(f)	sell, transfer or dispose of assets except sales of inventory in the ordinary course of business;

(g)	make any investment by purchase of stock or securities, contribution to capital or otherwise; or

(h)	purchase property or assets other than property, plant and equipment within the amounts set forth in the capital budgets previously provided to the Purchaser.

(3) The Vendors will ensure that the representations and warranties of the Vendors set out in Section 3.01 over which the Vendors have reasonable control are true and correct in all material respects and for this purpose all materiality qualifications in such representations and warranties will be disregarded at the Time of Closing and that the conditions of closing for the benefit of the Purchaser set out in Section 5.01 over which the Vendors have reasonable control have been performed or complied with in all material respects and for this purpose all materiality qualifications in such conditions of closing shall be disregarded by the Time of Closing.

4.03	Examination of Records and Assets

Subject to Applicable Law, the Vendors will forthwith cause Tri-Ad, 1043497, Flex-Art and C&W to make available to the Purchaser and its authorized representatives all data bases recorded or stored by means of any device, including in electronic form, title documents, abstracts of title, deeds, surveys, leases, certificates of trade marks and copyrights, contracts and commitments in its possession or under its control relating to any of Tri-Ad, 1043497, Flex-Art and C&W or either of their assets or businesses. Subject to Applicable Law, the Vendors will cause Tri-Ad, 1043497, Flex-Art and C&W to forthwith make available to the Purchaser and its authorized representatives for examination all books of account and accounting records relating to Tri-Ad, 1043497, Flex-Art or C&W. The Vendors will cause Tri-Ad, 1043497, Flex-Art and C&W to provide copies, at the cost of the Purchaser, of the following records maintained in connection with Tri-Ad, 1043497, Flex-Art and C&W: financial statements, records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records and accounts receivable data. Subject to Applicable Law and to confidentiality restrictions and similar limitations, the Vendors will cause Tri-Ad, 1043497, Flex-Art and C&W to give the Purchaser and its authorized representatives every reasonable opportunity (at the Purchaser’s expense during regular business hours and subject to reasonable constraints to protect health and safety and minimize business disruption) to have access to and to inspect their assets; to conduct or have conducted environmental assessments; and to meet with employees of Tri-Ad, 1043497, Flex-Art and C&W to have access to and to inspect their assets. The Purchasers will indemnify and save harmless the Vendor from any liabilities or expenses that the Vendors incur as a direct result of, or relating to the conduct of, such environmental assessments; provided that the Vendor shall be fully liable for any environmental deficiencies, remediation or other liabilities that are uncovered by such assessments and the Purchaser shall have no liability with respect thereto. The exercise of any rights of access or inspection by or on behalf of the Purchaser under this Section 4.03 will not affect or mitigate the covenants, representations and warranties of the Vendors in this Agreement which will continue in full force and effect.

4.04	Covenants of the Purchaser

(1) The Purchaser will ensure that the representations and warranties of the Purchaser set out in Section 3.02 over which the Purchaser has reasonable control are true and correct in all material respects and for this purpose all materiality qualifications in such representations and warranties will be disregarded at the Time of Closing and that the conditions of closing for the benefit of the Vendors set out in Section 5.02 over which the Purchaser has reasonable control have been performed or complied with in all material respects and for this purpose all materiality qualifications in such conditions of closing shall be disregarded by the Time of Closing.

ARTICLE 5—CONDITIONS AND TERMINATION

5.01	Conditions for the Benefit of the Purchaser

The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

(a)	the representations and warranties of the Vendors set forth in Section 3.01 will be true and correct in all material respects (except those qualified by materiality, which will be true in all respects) at the Time of Closing with the same force and effect as if made at and as of such time (other than those representations and warranties that address matters as of particular dates, which will be true and correct or true and correct in all material respects, as applicable, as at and as of such particular dates);

(b)	the Vendors will have performed or complied with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Vendors at or prior to the Time of Closing;

(c)	the Purchaser will have completed its due diligence review, to the satisfaction of the Purchaser in its sole discretion;

(d)	the Purchaser will be furnished with such certificates or other instruments of Tri-Ad, 1043497, Flex-Art and C&W and of the Vendors or of officers of Tri-Ad, 1043497, Flex-Art and C&W and of the Vendors as the Purchaser or the Purchaser’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendors at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Vendors herein given are true and correct at the Time of Closing;

(e)	the Vendors will deliver to the Purchaser: (i) certificates representing the Shares, endorsed for transfer to the Purchaser; and (ii) certificates representing the shares of Tri-Ad and the shares of Flex-Art;

(f)	there will have been obtained from all appropriate Governmental Authorities such approvals or consents as are required to permit the change of ownership of the Shares contemplated hereby and to permit the businesses of Tri-Ad, 1043497, Flex-Art and C&W to be carried on as now conducted;

(g)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit:

(i)	the sale and purchase of the Shares contemplated hereby; or

(ii)	the right of Tri-Ad, 1043497, Flex-Art and C&W to conduct their businesses;

(h)	no Material Adverse Change to Tri-Ad, 1043497, Flex-Art or C&W, taken as a whole, will have occurred from the date hereof to the Time of Closing (other than with respect to the decrease in sales shown in the interim profit and loss statements through May 31, 2007 provided to the Purchaser);

(i)	all directors and officers (other than Mark Spurgeon, Alastair McIlwham and Alan Gatschene) of Tri-Ad, 1043497, Flex-Art and C&W specified by the Purchaser will resign effective as of the Closing Date;

(j)	the Vendors and all directors of Tri-Ad, 1043497, Flex-Art and C&W will release Tri-Ad, 1043497, Flex-Art or C&W, as applicable from any and all possible Claims against Tri-Ad, 1043497, Flex-Art or C&W, as applicable arising from any act, matter or thing (in the case of the directors, while acting in their capacity as directors) arising at or prior to the Time of Closing;

(k)	all necessary steps and proceedings will have been taken to permit the Shares to be duly and regularly transferred to and registered in the name of the Purchaser;

(l)	there will be a non-competition and non-solicitation agreement (the “Non-Compete”) entered into between the Vendors, Tri-Ad, 1043497, Flex-Art and C&W and the Purchaser substantially in the form set out in Schedule 5.01(l);

(m)	there will be a consulting agreement entered into between Lore Sales and Investments Limited and the Purchaser substantially in the form set out in Schedule 5.01(m);

(n)	there will be lease agreements entered into between the Purchaser and each of the current landlords of Tri-Ad, 1043497 and C&W with respect to the Toronto facilities of Tri-Ad, 1043497 and C&W substantially in the form of lease attached as Schedule 5.01(n);

(o)	those employees listed on Schedule 5.01(1)(o) will have entered into employment agreements with the Purchaser in form and substance satisfactory to the Purchaser or will have otherwise indicated, to the Purchaser’s satisfaction, their willingness to remain as employees of Tri-Ad, 1043497, Flex-Art and C&W, as applicable, following the Closing Date;

(p)	the Vendors will have delivered to the Purchaser an irrevocable letter of credit substantially in the form set forth in Schedule 5.01(p);

(q)	the Vendors will have delivered to the Purchaser a favourable opinion of the Vendors’ counsel substantially in the form set out in Schedule 5.01(q);

(r)	all indebtedness of the officers, directors and/or shareholders of Tri-Ad, 1043497, Flex-Art and C&W to Tri-Ad, 1043497, Flex-Art and C&W will have been repaid in full;

(s)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the Shares will be subject to the approval of the Purchaser’s counsel, acting reasonably;

(t)	all third party consents and approvals of Governmental Authorities shall have been obtained by the Vendors and delivered to the Purchaser;

(u)	all indebtedness owed by Tri-Ad, 1043497, Flex-Art and C&W to CJK Photo Engravers Limited shall have been repaid in full, and all indebtedness owed by CJK Photo Engravers Limited to Tri-Ad, 1043497, Flex-Art and C&W shall have been repaid in full;

(v)	All amounts owed by 1043497, Tri-Ad, C&W and Flex-Art to any other Person controlled (directly or indirectly) by any of the Vendors shall have been paid in full, and all amounts owed by any such controlled Person to 1043497, Tri-Ad, C&W and Flex-Art shall have been paid in full;

(w)	all liens on the Shares, the shares of Tri-Ad and the shares of Flex-Art and on the assets of Tri-Ad, 1043497, Flex-Art and C&W shall have been discharged;

(x)	Tri-Ad shall have sold or otherwise disposed of its investment in J&J Scans Limited;

(y)	all outstanding purchase price instalment obligations payable by Tri-Ad with respect to Tri-Ad’s acquisition of the shares of Flex-Art shall have been paid in full; and

(z)	the Vendors shall have completed the CJK Transactions.

5.02	Conditions for the Benefit of the Vendors

The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing:

(a)	the representations and warranties of the Purchaser set forth in Section 3.02 will be true and correct in all material respects (except those qualified by materiality, which will be true in all respects) at the Time of Closing with the same force and effect as if made at and as of such time (other than those representations and warranties that address matters as of particular dates, which will be true and correct or true and correct in all material respects, as applicable, as at and as of such particular dates;

(b)	the Purchaser will have performed or complied with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

(c)	the Vendors will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendors or the Vendors’ counsel may reasonably think necessary in order to establish that the obligations and covenants contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

(d)	the Purchase Price will have been paid in accordance with Section 2.05;

(e)	there will have been obtained from all appropriate Governmental Authorities such approvals or consents as are required to permit the change of ownership of the Shares contemplated hereby;

(f)	the Non-Compete will be entered into between the Vendors, Tri-Ad, 1043497, Flex-Art and C&W and the Purchaser substantially in the form set out in Schedule 5.01(l);

(g)	there will be a consulting agreement entered into between Lore Sales and Investments Limited and the Purchaser substantially in the form set out in Schedule 5.01(m);

(h)	there will be lease agreements entered into between the Purchaser and each of the current landlords of Tri-Ad, 1043497 and C&W with respect to all current leased facilities of Tri-Ad, 1043497 and C&W substantially in the form of lease attached as Schedule 5.01(n); and

(i)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the Shares will be subject to the approval of Vendors’ counsel, acting reasonably.

5.03	Waiver of Condition

The Purchaser, in the case of a condition set out in Section 5.01, and the Vendors, in the case of a condition set out in Section 5.02, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the sale and purchase of the Shares herein contemplated in respect of any breach of the other party’s covenants, obligations or any inaccuracy or misrepresentation in a representation or warranty of the other party which gave rise to the non-performance of or non-compliance with the condition so waived.

5.04	Termination

This Agreement may be terminated, by notice given prior to or at the completion of the sale and purchase of the Shares herein contemplated:

(a)	by the Vendors or the Purchaser if a breach of any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)	by the Purchaser if any of the conditions in Section 5.01 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date;

(c)	by the Vendors if any of the conditions in Section 5.02 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Vendors to comply with its obligations under this Agreement) and the Vendors have not waived such condition on or before the Closing Date;

(d)	by written agreement of the Purchaser and the Vendors; or

(e)	by the Vendors or the Purchaser if the completion of the sale and purchase of the Shares herein contemplated has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 2, 2008 or such later date as the parties may agree upon.

5.05	Effect of Termination

Each party’s right of termination under Section 5.04 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.04, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.04 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of a representation or warranty, covenant, obligation or other provision of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies with respect to such breach will, subject to the limitations contained in Article 7, survive such termination unimpaired.

ARTICLE 6—CLOSING ARRANGEMENTS

6.01	Closing

The sale and purchase of the Shares will be completed at the offices of McCarthy Tétrault LLP, Box 48, Suite 4700, Toronto Dominion Bank Tower, Toronto, Ontario M5K 1E6 on the Closing Date, as of the Effective Time.

6.02	Deliveries and Confidentiality

(1) At the Time of Closing the Vendors will deliver to the Purchaser physical possession where located of all of the documents referred to in Section 4.03 to the extent they are under the possession or control of the Vendors and not also under the possession or control of Tri-Ad, 1043497, Flex-Art and C&W. The Purchaser will ensure that Tri-Ad, 1043497, Flex-Art and C&W preserve the documents so delivered for a period of six years from the Closing Date, or for such other period as is required by any Applicable Law, and will permit the Vendors and their authorized representatives reasonable access thereto in connection with the affairs of the Vendors, but the Purchaser will not be responsible or liable to the Vendors for or as a result of any non-intentional loss or destruction of or damage to any such documents.

(2) From and after the Closing Date the Vendors will not disclose to anyone or use for any purpose any confidential information concerning Tri-Ad, 1043497, Flex-Art or C&W and will hold all such information in the strictest confidence; provided that this Section 6.02(2) will not apply to information that:

(i)	is already published and readily available to the public, other than by a breach of this Section 6.02(2);

(ii)	is rightfully received by a Vendor from a third party (which, for the purposes of Section 6.02(2), will not include Tri-Ad, 1043497, Flex-Art or C&W, or any officer, director, employee, agent or representative of Tri-Ad, 1043497, Flex-Art or C&W) not in breach of any obligation of confidentiality; or

(iii)	is provided in compliance with Applicable Law or court order pursuant to the provisions of this Section 6.02(2).

(3) If a Vendor is, directly or indirectly, requested pursuant to, or required by, Applicable Law or legal process to disclose any confidential information concerning Tri-Ad, 1043497, Flex-Art or C&W, such Vendor will provide the Purchaser, to the extent not prohibited by Applicable Law, with prompt notice of such request or requirement in order to enable the Purchaser to seek an appropriate protective order or other remedy or to waive compliance with the terms of this Agreement or both. Such Vendor will not oppose any action by the Purchaser to seek such a protective order or other remedy. If, failing the obtaining of a protective order or other remedy by the Purchaser, such disclosure is required, such Vendor will use its commercially reasonable efforts to ensure that the disclosure will be afforded confidential treatment.

ARTICLE 7—INDEMNIFICATION

7.01	Survival

All covenants, representations and warranties of each party contained in this Agreement will survive the Closing and will continue in full force and effect, subject to the provisions of this Article 7.

7.02	Indemnification by the Vendors

(1) Subject to the provisions of this Article 7, the Vendors will indemnify and save harmless the Purchaser and the directors, officers, employees and agents of the Purchaser (collectively, the “Purchaser Indemnitees”) from and against:

(a)	all Claims incurred by the Purchaser directly or indirectly resulting from any breach of any covenant of the Vendors contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.01;

(b)	any Taxes owing or which may become owing by 1043497, Tri-Ad, C&W or Flex-Art in respect of any period ending on or before the date of the applicable Financial Statements, in excess of the amount of the provisions for Taxes in the balance sheet contained in the applicable Financial Statements;

(c)	any Taxes owing or which may become owing by 1043497, Tri-Ad, C&W or Flex-Art in respect of any period commencing after the date of the applicable Financial Statements and ending on or prior to the Closing Date, to the extent attributable to the portion of such Tax period to and including the Closing Date, other than Taxes for which provisions have been made in the Financial Statements, Working Capital Statement or the Net Assets Statement (but only to the extent of the amount so provided for in the Financial Statements, Working Capital Statement or Net Assets Statement, as applicable); and

(d)	any Pre-Existing Liabilities.

(2) Notwithstanding any of the other provisions of this Agreement, but subject to Section 7.04, the Vendors will not be liable to any Purchaser Indemnitee in respect of:

(a)	any Claim directly or indirectly resulting from any inaccuracy or misrepresentation in:

(i)	any representation and warranty of the Vendors set forth in Section 3.01(11) after the expiration of the relevant limitation period contained in the Tax Act, and any other legislation imposing Tax on 1043497, Tri-Ad, C&W or Flex-Art subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax for the period ended on the date of the applicable Financial Statements cannot be issued to 1043497, Tri-Ad, C&W or Flex-Art, except if such representation and warranty proves to be false as a result of any misrepresentation made or fraud committed in filing a return or supplying information for the purposes of the Tax Act or any other legislation imposing Tax on 1043497, Tri-Ad, C&W or Flex-Art in which case no time limit will apply;

(ii)	any representation of the Vendors set forth in Section 3.01(10) after 48 months from the Closing Date except in the case of fraud in which case not time limit will apply; or

(iii)	any other representation and warranty of the Vendors set forth in Section 3.01 after 36 months from the Closing Date except in the case of fraud in which case no time limit will apply; and

(b)	any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.01 unless and until the aggregate of all such Claims exceeds $25,000, and then only to the extent that such aggregate exceeds such amount; and

(c)	any Claim after 36 months from the Closing Date except in the case of fraud, in which case no time limit will apply; and

(d)	any Claim in excess of the amount then available under the letters of credit delivered pursuant to Section 5.01(p), other than, in all cases, any Claim attributable to an inaccuracy or misrepresentation pertaining to Sections 3.01(1)(b) to 3.01(1)(l) inclusive, Section 3.01(10), Section 3.01(12)(b) and (c) or fraud. For greater clarity, in the event that the Purchaser brings an action in a court of competent jurisdiction against the Vendors during the term of the letters of credit for a Claim for which a final determination of the Vendors’ indemnity obligation under this Article 7 is not made until after the expiry of the letters of credit, the maximum amount for which the Vendors will be required to indemnify the Purchaser in respect of such Claim will be the amount available on the letters of credit (less any amount paid to the Purchaser in respect of other Claims to which this sentence applies) at their expiry and not zero by virtue of the fact that the letters of credit had expired prior to the determination.

7.03	Indemnification by the Purchaser

(1) Subject to the provisions of this Article 7, the Purchaser will indemnify collectively and save harmless the Vendors and the directors, trustees, officers, employees and agents of the Vendors (the “Vendor Indemnitees”) from and against:

(a)	all Claims incurred by the Vendors directly or indirectly resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.02;

(2) Notwithstanding any of the other provisions of this Agreement, but subject to Section 7.04, the Purchaser will not be liable to the Vendor Indemnitees in respect of:

(a)	any Claim after 36 months after the Closing Date, except in the case of fraud; or

(b)	any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.02 unless and until the aggregate of all such Claims exceeds $25,000, and then only to the extent that such aggregate exceeds such amount; or

(c)	any Claim in excess of the amount then available under the letters of credit delivered pursuant to Section 5.01(p). For greater clarity, in the event that the Vendors bring an action in a court of competent jurisdiction against the Purchaser during the term of the letters of credit for a Claim for which a final determination of the Purchaser’s indemnity obligation under this Article 7 is not made until after the expiry of the letters of credit, the maximum amount for which the Purchaser will be required to indemnify the Vendors in respect of such Claim will be the amount equal to $2,000,000 (less any amount paid to the Vendors in respect of other Claims to which this Section 7.03 applies) and not zero by virtue of the fact that the letters of credit had expired prior to the determination.

7.04	Environmental Indemnity

(1) Except to the extent caused, contributed or exacerbated by the Purchaser Indemnitees (including to the extent that the Purchaser’s contravention of the requirements in Sections 7.04 and 7.05 prejudices the Vendors), the Vendors will indemnify and save harmless the Purchaser Indemnitees from and against all out-of-pocket costs and expenses related to Claims incurred by the Purchaser that arise directly or indirectly in connection with:

(a)	the presence of Hazardous Substances at, in, on, under or about the Toronto Lands, or which were Released or otherwise emanated from the Toronto Lands on or prior to the Closing Date and such Hazardous Substances are required by Environmental Laws to be remediated or otherwise addressed by the Purchaser;

(b)	the presence of any underground storage tanks in, on or under the Toronto Lands on or prior to the Closing Date, and any Release of Hazardous Substances from such underground storage tanks whether such Release occurs prior to, on or after the Closing Date, and such underground storage tank and/or Release are required by Environmental Laws to be remediated or otherwise addressed by the Purchaser. For the avoidance of doubt, the indemnification under this subsection 7.04(1)(b) will not cover any Claims arising from the Purchaser’s direct disturbance of any underground storage tanks present in, on, or under the Toronto Lands on the Closing Date;

(c)	the violation of any Environmental Laws by 1043497, C&W, Flex-Art and Tri-Ad and any of their predecessor companies on or prior to the Closing Date, including:

(i)	the operation of the Business without a Certificate of Approval (Air) under section 9 of Ontario’s Environmental Protection Act whether such Claims arise prior to, on, or after the Closing Date, including out-of-pocket costs that the Purchaser is required to incur in order to obtain the Certificate of Approval (Air) and in order to initially comply with the requirements of the Certificate of Approval (Air) once such certificate is issued by the Ministry of the Environment. For the avoidance of doubt, the indemnification under this subsection 7.04(c)(i) will not include any costs associated with the Purchaser’s on-going requirements under the Certificate of Approval (Air).

(ii)	the operation of the Business without a Certificate of Authorization under section 22 of Québec’s Environment Quality Act whether such Claims arise prior to, on, or after the Closing Date, including out-of-pocket costs that the Purchaser is required to incur in order to obtain the Certificate of Authorization and in order to initially comply with the requirements of the Certificate of Authorization once such certificate is issued by the Ministry of Sustainable Development, Environment and Parks. For the avoidance of doubt, the indemnification under this Subsection 7.04(1)(ii) will not include any costs associated with the Purchaser’s on-going requirements under the Certificate of Authorization;

The obligations under the indemnity in this Subsection 7.04(1) will expire four years after the Closing Date. For the avoidance of doubt, the limitations set forth in Subsection 7.02(2) shall not apply to the Vendors’ obligations in this Section 7.04.

(2) Except to the extent caused, contributed or exacerbated by the Vendor Indemnitees (including to the extent that the Vendors’ contravention of the requirements in Sections 7.04 and 7.05 prejudices the Purchaser), the Purchaser will indemnify and save harmless the Vendor Indemnitees from and against all out-of-pocket costs and expenses related to Claims incurred by the Vendors that arise directly or indirectly in connection with:

(a)	the Release of Hazardous Substances at, in, on, under or about the Toronto Lands after the Closing Date but prior to the later of: (i) the termination of the applicable Lease or (ii) the cessation of use by the Purchaser of such lands under the applicable Lease, except any Release or migration of Hazardous Substances which are present at, in, under or about the Toronto Lands on or prior the Closing Date, and such Release is required by Environmental Laws to be remediated or otherwise addressed by any of the Vendors; and

(b)	the violation of any Environmental Laws by 1043497, C&W, Flex-Art and Tri-Ad after the Closing Date.

The obligations under the indemnity in this Subsection 7.04(1) will expire four years after the Closing Date. For the avoidance of doubt, the limitations set forth in Subsection 7.03(2) shall not apply to the Purchaser’s obligations in this Section 7.04.

7.05	Indemnification Claims

(1) Promptly after the assertion by any third party of any claim, demand or notice thereof (a “Third Party Proceeding”) against any person entitled to indemnification under this Agreement (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Claims for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee will promptly notify the party from whom such indemnification is or may be sought (the “Indemnitor”) of such Third Party Proceeding. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Proceeding, the amount claimed by the third party, or if such amount is not then determinable, a reasonable estimate of the likely amount of the claim by the Third Party. The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except to the extent such failure prejudices the Indemnitor. Thereupon, the Indemnitor will have the right, upon written notice (the “Defence Notice”) to the Indemnitee within 30 days after receipt by the Indemnitor of notice of the Third Party Proceeding (or sooner if such Third Party Proceeding so requires) to conduct, at its own expense, the defence against the Third Party Proceeding in its own name or, if necessary, in the name of the Indemnitee provided that: (a) the Indemnitor acknowledges and agrees in the Defence Notice that as between the Indemnitor and the Indemnitee, it is liable to pay for all Claims arising from or relating to such Third Party Proceeding; and (b) the Indemnitor provides to the Indemnitee adequate security (approved by the Indemnitee acting reasonably) from time to time in respect of such Claims. The Defence Notice will specify the counsel that the Indemnitor will appoint to defend such Third Party Proceeding (the “Defence Counsel”), and the Indemnitee will have the right to approve the Defence Counsel, which approval will not be unreasonably withheld. Any Indemnitee will have the right to employ separate counsel in any Third Party Proceeding and/or to participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any Claims incurred by the Indemnitee unless: (i) the Indemnitor failed to give the Defence Notice; (ii) such Indemnitee has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnitee and the Indemnitor with respect to the Third Party Proceeding are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules; or (iii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor. The party conducting the defence of any Third Party Proceeding will keep the other party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Proceeding unless the Indemnitor and the Indemnitee consent, which consent will not be unreasonably withheld.

(2) Only with respect to any claims made pursuant to the Environmental Indemnity provisions in Section 7.04 that are not Third Party Proceedings (“Direct Environmental Claims”), the Indemnitee will promptly notify the Indemnitor of the matter which forms or may form the basis of the indemnity claim. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Direct Environmental Claim, the amount claimed, or if such amount is not then determinable, a reasonable estimate of the likely amount of the claim. For the avoidance of doubt, the failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except to the extent such failure prejudices the Indemnitor. Following receipt of notice from the Indemnitee of a Direct Environmental Claim, the Indemnitor shall have 30 days (or if the circumstances require, such shorter or longer period of time as is reasonable in such circumstances) to investigate the Direct Environmental Claim. For the purpose of such investigation, the Indemnitee will make available to the Indemnitor the information relied upon by the Indemnitee to substantiate the Direct Environmental Claim, together with all such other information as the Indemnitor may reasonably request and which is in the possession of the Indemnitee.

(3) Section 7.04 shall only apply to any Claim that arises due to (i) a Claim against the Indemnitee by an unrelated arms length third party that is not an agent or retained by the Indemnitee and without the Indemnitee participating in any way in actions or inactions that result in the commencement of a Claim; or (ii) a Claim that is identified by the Purchaser in the normal operations of the Business, consistent with past practice. For the avoidance of any doubt, Section 7.04 shall not apply to any Claim that is identified by audits or other investigations by or on behalf of the Purchaser except to the extent that the audit or investigation is required by Environmental Laws or is conducted to provide the factual basis for an existing Third-Party Environmental Claim or Direct Environmental Claim.

(4) The Indemnitee will at all times act and conduct itself regarding environmental matters that may be, or are, the subject of a Direct Environmental Claim or a Third-Party Claims made pursuant to Section 7.04 (“Third-Party Environmental Claims”), including in its dealings with any Governmental Authority, in good faith and in accordance with prudent business practices and as though the Indemnitee was not potentially the beneficiary of an indemnity under this Agreement.

(5) The Indemnitee will provide to the Indemnitor any report, document or information (including any report, document or information used to establish the basis for a Claim) for which the Indemnitee has paid or will be paying pursuant to Section 7.04, and the Indemnitee will ensure that to the extent that it may rely on such report, document or information that the Indemnitor may rely on such report, document or information to the same extent as the Indemnitee.

(6) The Purchaser will be required to prove that the Hazardous Substance and/or underground storage tank that forms the basis of, a Third-Party Environmental Claim, or a Direct Environmental Claim (whether such Claim is made by the Purchaser or by the Vendors) was not Released or installed, as the case may be, after the Closing Date, provided however that the if the Purchaser proves that the Hazardous Substance and/or underground storage tank was not Released or installed after the Closing Date, all reasonable costs and expenses, including all reasonable investigation, consulting and legal fees and disbursements, incurred by the Purchaser that prove that the Hazardous Substance and/or underground storage tank was not Released or installed after the Closing Date will be immediately paid by the Vendors to the Purchaser.

(7) In the event that after implementing the procedure set out in this Subsection 7.05, there is a dispute between the parties regarding the basis for a Third-Party Environmental Claim or a Direct Environmental Claim under Section 7.04 and the dispute relates to an engineering, scientific or technical issue (as opposed to a legal issue), the parties, each acting reasonably, shall appoint a mutually agreed-upon third-party qualified environmental consultant (“Consultant”) to take such further action as required to investigate the basis for the Third-Party Environmental Claim or the Direct Environmental Claim and the decision of the Consultant regarding the basis for the Third-Party Environmental Claim or the Direct Environmental Claim shall be final and binding on the parties for the purposes of this Agreement. Without limiting the generality of the foregoing, a decision of the Consultant regarding whether a Hazardous Substance was present in, on or under the Toronto Lands on or prior to the Closing Date or was Released after the Closing Date but prior to the termination of the Lease shall be final and binding on the parties for the purposes if this Agreement.

(8) In the event that both parties agree at or prior to the expiration of the investigation period (or any mutually agreed upon extension thereof) or any other time upon the validity and final amount of:

(a)	a Direct Environmental Claim, the Indemnitor shall immediately pay to the Indemnitee the full agreed-upon amount of the Direct Environmental Claim in full satisfaction of the Claim and the resolution of the Direct Environment Claim shall be final and binding on the parties for the purposes of this Agreement;

(b)	a Third-Party Environmental Claim, the Indemnitor shall immediately pay to the Indemnitee the full agreed-upon amount of the Third-Party Environmental Claim in full satisfaction of the Third-Party Environmental Claim and the resolution of the Third-Party Environmental Claim shall be final and binding on the parties for the purposes of this Agreement;

(c)

an underlying basis for a Third-Party Environmental Claim, the Indemnitor shall immediately pay to the Indemnitee the full agreed-upon amount of the underlying basis for the Third-Party Environmental Claim in full satisfaction of the underlying basis for the Third-Party Environmental Claim and the resolution of the underlying basis for the Third-Party Environmental Claim shall be final and binding on the parties for the purposes of this Agreement.

For the avoidance of doubt, once a claim has been resolved for a particular matter, no future Claim will be brought in connection with that matter.

(9) During the period between an Indemnitee providing the Indemnitor notice of the Direct Environmental Claim or a Third-Party Environmental Claim (as the case may be) and final satisfaction of the Direct Environmental Claim or a Third-Party Environmental Claim (as the case may be), the Indemnitee will inform the Indemnitor of progress in addressing the Direct Environmental Claim or the Third-Party Environmental Claim, including the underlying basis of such claim (as the case may be) at significant points and in any event, upon request by the Indemnitee to Indemnitor.

(10) Unless the procedure provided for in subsection 7.05(8) applies, the Indemnitee and the Indemnitor will agree (both acting reasonably with a view to achieving compliance in the most-cost effective, timely manner and to minimizing the exposure of both parties to Claims) on an approach (including the particular method) to address a Direct Environmental Claim, a Third-Party Environmental Claim or the underlying basis for a Third-Party Environmental Claim (as the case may be), including a schedule for payment by the Indemnitor of costs involved in implementing this approach. If a decision (including the continued implementation of the approved approach and method) will result or may result in a deviation from the agreed-upon approach (including the method of implementing the approach), expenditures of the greater of $5,000 or 5% more than the estimated cost for the matter, or significant delays in timing are expected or occur, the party conducting the work will seek the prior written agreement of the other party before making such a decision and the parties will negotiate (both acting reasonably with a view to achieving compliance in the most-cost effective, timely manner and to minimizing exposure to Claims against either party) to agree upon the approach (including the particular method) to be implemented.

(11) The Indemnitee and the Indemnitor will use all reasonable efforts and diligence to remedy or otherwise address the basis for the Third-Party Environmental Claim or Direct Environmental Claim, as well as any Third-Party Environmental Claim, in the most cost-effective and timely manner and to minimize the exposure of the Indemnitee and the Indemnitor to Claims. Without limiting the generality of the foregoing, the Purchaser will use all reasonable efforts and diligence to obtain, and to initially comply with, the Certificate of Approval referenced in Subsection 7.04(1)(c)(i) and the Certificate of Authorization referenced in Subsection 7.04(1)(c)(ii) in the most cost-effective and timely manner and to minimize the exposure of the Vendors and the Purchaser to Claims given the circumstances at the Effective Time.

(12) If any Direct Environmental Claim, any Third-Party Environmental Claim or the underlying basis for any Third-Party Environmental Claim may be addressed by way of a clean-up, risk assessment, tank removal or other actions affecting or relating to the Toronto Lands, the Vendors will have the right (but not the obligation) to elect to undertake the clean-up, risk assessment, tank removal or other actions affecting or relating to the Lands provided that (i) the Vendors give the Purchaser written notice of their election and confirm the indemnification of the Purchaser and (ii) the Vendors will limit, to the extent commercially reasonable, the disruption to the Business from such clean-up, risk assessment, tank removal or other actions. For greater clarity, reasonable out-of-pocket costs incurred by the Purchaser as a result of such a disruption will be covered by the indemnity in section 7.04, including without limitation, reasonable costs associated with temporary relocation of the Business if required due to such disruptions. For the avoidance of doubt, the Vendors may use risk assessment to address any violation with Environmental Laws provided that the use of risk assessment is not prohibited by Environmental Laws.

(13) The Vendors will have remedied and otherwise satisfied any Direct Environmental Claim or the underlying basis for any Third-Party Environmental Claim if the basis for the Direct Environmental Claim or the underlying basis for any Third-Party Environmental Claim meets or satisfies either: (i) the requirements under Environmental Laws on the Closing Date or (ii) the requirements under Environmental Laws on the date that the remediation or other work is conducted.

7.06	After Tax Basis

In determining the amount of any Claim under this Article 7, such Claim will be increased (or decreased) to take into account any net Tax cost (or net current or future Tax benefit) incurred or enjoyed by the Indemnitee as a result of the matter giving rise to such Claim and the receipt of an indemnity payment hereunder. For greater certainty, any net Tax cost will include any further cost resulting from such increased payment.

7.07	Adjustment to Purchase Price

All amounts payable by the Vendors to a Purchaser Indemnitee pursuant to Article 7 will be deemed to be a decrease to the Purchase Price. All amounts payable by the Purchaser to a Vendor Indemnitee pursuant to Article 7 will be deemed to be an increase to the Purchase Price.

7.08	Costs

The parties agree that the successful party will have the right, in addition to its other rights and remedies, to request that the costs of the action will be awarded on a solicitor and client basis and the other parties agree not to object to such request.

7.09	Indemnification Claims

The parties agree that, except with respect to: (i) Claims for which the Purchaser becomes liable because the Vendors cannot be found; (ii) any Claims with respect to a landlord’s or tenant’s obligations (including without limitation such landlord’s or tenant’s obligation to indemnify against environmental claims) under any lease agreement; and (iii) any Claims arising from intentional misrepresentation or fraud, this Article 7 sets out the sole and exclusive manner by which the Vendors and the Purchaser may seek monetary compensation from the other for any matter in respect of which such party may make a Claim under this Article 7.

ARTICLE 8—GENERAL

8.01	Tax Matters

(1)	The Vendors shall duly and timely prepare all Tax Returns required to be prepared by each of Tri-Ad, 1043497, Flex-Art and C&W and shall duly and timely file all Tax Returns required to be filed by each of them for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date.

(2)	The Purchaser shall duly and timely prepare all Tax Returns with respect to each of Tri-Ad, 1043497, Flex-Art and C&W required to be prepared by each of them and to duly and timely file all Tax Returns required to be filed by each of them for periods beginning before and ending after the Closing Date. The Purchaser will also be responsible for preparing and filing tax returns with respect to each of Tri-Ad, 1043497, Flex-Art and C&W required to be prepared by each of them and to duly and timely file all Tax Returns required to be filed by each of them for periods beginning and ending after the Closing Date.

(3)	The Vendors and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of any of Tri-Ad, 1043497, Flex-Art or C&W for a period ending on or before the Closing Date or for periods beginning before and ending after the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

(4)	Tax Returns required to be prepared by the Vendors for periods beginning before and ending on or before the Closing Date shall be submitted in draft form to the Purchaser at least 30 days before the date on which such Tax Returns are required by law to be filed with the relevant Governmental Authority (provided that such 30-day period may be abridged by the Vendors as necessary in order for such Tax Returns to be filed within the time required by law). The Purchaser may request the Vendors to make reasonable changes, only to the extent such reasonable changes are consistent with past practice, to any such Tax Return by communicating such changes in writing to the Vendors at least 15 days before the date on which such Tax Return is required by law to be filed with the relevant Governmental Authority (or such other reasonable period of time in the case where the 30-day period for the Purchaser’s review has been abridged by the Vendors). Subject to Applicable Law, Vendor shall make, or cause to be made, such reasonable changes that are consistent with past practice by the Purchaser and shall file any such Tax Return on or before the date on which it is required by law to be filed with the relevant Governmental Authority. Notwithstanding any other provision of this agreement, the Vendors will not be required to indemnify the Purchaser in respect of any Taxes in respect of any changes requested to be made by the Purchaser unless such requested changes are required by the Tax Act or any regulations promulgated thereunder.

(5)	Tax Returns required to be prepared by the Purchaser for periods beginning before and ending after the Closing Date shall be submitted in draft form to the Vendors at least 30 days before the date on which such Tax Returns are required by law to be filed with the relevant Governmental Authority (provided that such 30-day period may be abridged by the Purchaser as necessary in order for such Tax Returns to be filed within the time required by law).

(6)	Neither the Purchaser nor any of its affiliates shall, without the prior written consent of the Vendors, which consent shall not be unreasonably withheld: (i) make or change any election in respect of Taxes affecting any pre-Closing taxation year or period or any taxation year or period beginning before and ending after the Closing Date of any of Tri-Ad, 1043497, Flex-Art or C&W; (ii) amend, refile or otherwise modify any Tax Return relating to any pre-Closing taxation year or period or any taxation year or period beginning before and ending after the Closing Date; or (iii) take any action that results, or could reasonably be expected to result, in any increased Tax liability (including a reduction in a refund) of any of Tri-Ad, 1043497, Flex-Art or C&W in respect of any pre-Closing taxation year or period or any taxation year or period beginning and ending after the Closing Date.

(7)	If a refund of Taxes that is not reflected on the applicable balance sheet is received by or credited to the account of any of Tri-Ad, 1043497, Flex-Art or C&W in respect of any taxation year or period ending on or prior to the Closing Date or, in the case of any taxation year or period beginning before and ending after the Closing Date, in respect of the portion of such period beginning before and ending on the Closing Date, Tri-Ad, 1043497, Flex-Art or C&W, as applicable, shall be entitled to receive such refund and shall pay the amount of any such refund to the Vendors.

8.02	Further Assurances

Each of the Vendors and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Without limiting the generality of the preceding sentence, the Vendors acknowledge that the Purchaser’s parent corporation, SGS International, Inc., will be required by the rules of the United States Securities and Exchange Commission (the “SEC”) to provide to, and disclose in publicly available filings with, the SEC audited financial statements with respect to 1043497, Tri-Ad, C&W and Flex-Art for periods preceding the Purchaser’s ownership of such entities, and the Vendors shall cooperate fully with the Purchaser and its representatives and shall make available to the Purchaser and its representatives in a timely fashion such data and other information as may reasonably be required by SGS International, Inc. for the preparation of such audited financial statements, and the Vendors shall undertake commercially reasonable efforts to cause its auditors and accountants to cooperate fully with the Purchaser and its representative and make available such data and information.

8.03	Time of the Essence

Time is of the essence of this Agreement.

8.04	Fees and Commissions

Each of the Vendors and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

8.05	Public Announcements

Except as required by law, no public announcement or press release concerning the sale and purchase of the Shares may be made by either of the Vendors or the Purchaser without the prior consent and joint approval of the Vendors and the Purchaser, which shall not be unreasonably withheld. Without limiting the generality of the preceding sentence, the Vendors acknowledge that the Purchaser’s parent corporation, SGS International, Inc., will be required by the rules of the United States Securities and Exchange Commission (the “SEC”) to disclose in publicly available filings with the SEC this Agreement, details regarding the transactions contemplated by this Agreement and historical and pro forma financial information with respect to 1043497, Tri-Ad, C&W and Flex-Art, and consent to such disclosures.

8.06	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

8.07	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

8.08	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.09	Assignment

This Agreement may not be assigned by any of the Vendors without the written consent of the Purchaser but (x) this Agreement may be assigned by the Purchaser without the consent of the Vendors to an Affiliate of the Purchaser and (y) the Purchaser (or any Affiliate of the Purchaser pursuant to an assignment described in the preceding clause (x)) may assign any of its rights, but not its obligations, hereunder to any of its lenders, including any agent, successor or assign of such lenders, without the consent of the Vendors.

8.10	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Vendors:

Janko Herak
2095 Lakeshore Blvd. West, PH 15
Toronto, Ontario
M8V 4G4

To the Purchaser:

c/o SGS International Inc.
626 West Main Street, Suite 500
Louisville, Kentucky
40202
USA

Fax No.:	(502) 634-5298

Attention:	President

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by internationally recognized courier or personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

8.11	No Third Party Beneficiaries

Except as provided in Section 8.06, this Agreement is solely for the benefit of:

(a)	the Vendors, and each of their heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Purchaser under this Agreement; and

(b)	the Purchaser and its successors and permitted assigns, with respect to the obligations of the Vendors under this Agreement;

and this Agreement will not be deemed to confer upon or give to any other person any remedy, claim, liability, reimbursement, cause of action or other right. The Vendors appoint the Purchaser as the trustee for the Purchaser’s directors, officers, employees and agents of the covenants of indemnification of the Vendors with respect to such persons as specified in this Agreement and the Purchaser accepts such appointment.

8.12	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.13	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Vendors and the Purchaser each attorns to the jurisdiction of the courts of the Province of Ontario.

8.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

8.15	Facsimiles

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties have executed this Agreement.

SOUTHERN GRAPHIC SYSTEMS-CANADA, CO./SYSTEMES GRAPHIQUES SOUTHERN-CANADA, CO.

	Per:	/s/ Luca C. Naccarto
	Name:	Luca C. Naccarto
Title:

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
/s/ Adam S. Armstrong	)	/s/ Janko Herak
Witness	)	Janko Herak
)
/s/ Adam S. Armstrong	)	/s/ Adrianne Herak
Witness	)	Adrianne Herak

ADRIANNE HERAK TRUST

	Per:	/s/ Janko Herak
	Name:	Janko Herak
Title:

C. J. K. PHOTO ENGRAVERS LIMITED

	Per:	/s/ Janko Herak
	Name:	Janko Herak
Title: